Independent Auditors' Consent



To the Board of Trustees and Shareholders of Tax Free Fund for Utah:

We consent to the use of our report dated August 4, 2000 with respect to the Tax Free Fund for Utah incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Transfer Agent, Custodian, and Auditors" in the Statement of Additional Information.


KPMG LLP
/s/KPMG LLP

New York, New York
October 20, 2000